Exhibit 99.1

PRESS RELEASE

Contact Information:
Joseph W. Kennedy, Senior Vice President/CFO
Georgetown Bancorp, Inc.
978-352-8600
joe.kennedy@georgetownbank.com

Georgetown Bancorp, Inc. Reports Earnings Results for the Three and Nine Months Ended

September 30, 2013

GEORGETOWN, MASSACHUSETTS, October 25, 2013 —

Georgetown Bancorp, Inc. (NASDAQ: GTWN) (the “Company”), holding company for Georgetown Bank (the “Bank”), reported net income for the three months ended September 30, 2013 of $168,000, or $0.09 per basic and diluted share, compared to net income of $244,000, or $0.13 per basic and diluted share, for the three months ended September 30, 2012. Net income for the nine months ended September 30, 2013 was $526,000, or $0.29 per basic and diluted share, compared to net income of $532,000, or $0.28 per basic and diluted share, for the nine months ended September 30, 2012. Book value per share declined $0.02 to $15.73 at September 30, 2013 from $15.75 at December 31, 2012 and was driven primarily by a decrease in the market value of our available for sale investment securities of $440,000, or $0.23 per share.

Robert E. Balletto, President and Chief Executive Officer, said, “I am pleased to report the continued improvement in our asset quality, as non-performing assets declined from 0.31% of total assets at June 30, 2013 to 0.17% at September 30, 2013. The results for the three months ended September 30, 2013 reflected an 11.5% increase in net interest income after the provision for loan losses, primarily due to loan growth. Offsetting this increase was a decline of 60.9 % in non-interest income, driven by a decline in mortgage banking income, which was negatively affected by higher mortgage rates and originator turnover. Our primary focus continues to be on our strategic plan, which we believe will enhance long-term stockholder value.”

Georgetown Bancorp, Inc.

Selected Financial Data

	At or for the	At or for the
	Period Ended	Year Ended
	September 30, 2013	December 31, 2012
	(Dollars in thousands, except share data)
Selected Financial Condition Data:
Total assets	$247,170	$211,602
Cash and cash equivalents	8,307	6,789
Loans receivable, net	205,900	180,599
Allowance for loan losses	2,096	1,780
Investment securities (1)	20,198	9,778
Deposits	162,007	154,439
Borrowings	52,675	23,600

Total stockholders’ equity	29,490	30,563
Stockholders’ equity to total assets at end of period	11.93%	14.44%
Total shares outstanding	1,875,310	1,940,259
Book value per share	$15.73	$15.75

Asset Quality Data:
Total non-performing loans	$399	$3,175
Other real estate owned	20	203
Total non-performing assets	419	3,378
Non-performing loans to total loans	0.19%	1.74%
Non-performing assets to total assets	0.17%	1.60%
Allowance for loan losses to non-performing loans	525.31%	56.06%
Allowance for loan losses to total loans	1.01%	0.98%
Loans charged off	$137	$386
Recoveries on loans previously charged off	46	142

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Dollars in thousands, except per share data)

Selected Operating Data:
Interest and dividend income	$2,467	$2,180	$6,953	$6,757
Interest expense	289	379	866	1,328
Net interest income	2,178	1,801	6,087	5,429
Provision for loan losses	244	67	407	162
Net interest income after provision for loan losses	1,934	1,734	5,680	5,267
Non-interest income	241	616	1,307	1,228
Non-interest expense	1,924	1,958	6,162	5,668
Income before income taxes	251	392	825	827
Income tax provision	83	148	299	295
Net income	$168	$244	$526	$532

Net income per share: basic	$0.09	$0.13	$0.29	$0.28
Net income per share: diluted	$0.09	$0.13	$0.29	$0.28

Performance Ratios:
Return on average assets	0.28%	0.47%	0.32%	0.35%
Return on average equity	2.28%	3.39%	2.34%	3.06%
Interest rate spread	3.70%	3.42%	3.69%	3.52%
Net interest margin	3.83%	3.59%	3.84%	3.71%
Efficiency ratio (2)	79.54%	81.02%	83.33%	85.14%
Non-interest expense to average total assets	3.25%	3.74%	3.73%	3.70%

(1) Does not include Federal Home Loan Bank Stock of $2.6 million and $2.9 million at September 30, 2013 and December 31, 2012, respectively.

(2) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Bank. Georgetown Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, is committed to making a positive difference in the communities we serve. We strive to deliver exceptional personal service at all times and to help each of our customers achieve their unique financial goals through a competitive array of commercial and consumer banking services. To learn more about Georgetown Bank, visit www.georgetownbank.com or call 978-352-8600.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

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